Registration No.  333-81183
As filed with the Securities and Exchange Commission on June 30, 1999
========================================================================
                 SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                   __________________________
                 POST EFFECTIVE AMENDMENT NO. 1 TO
                            FORM S-8
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                   __________________________
                        FIRSTENERGY CORP.
           (Exact name of registrant as specified in charter)

OHIO                                                  34-1843785
(State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)               Identification No.)

              76 South Main Street, Akron, Ohio 44308
                          (330) 384-5100
      (Address, including zip code, of Principal Executive Offices)

         FirstEnergy Corp. Executive Deferred Compensation Plan
                                  and
    Amended FirstEnergy Corp. Deferred Compensation Plan For Directors
                       (Full title of the plans)

                             Nancy C. Ashcom
                           Corporate Secretary
                            FirstEnergy Corp.
                          76 South Main Street,
                            Akron, Ohio 44308
                         Tel. No. (330) 384-5504
(Name, address, and telephone number, including area code, of agent for service)
                               Copies to:
                         John H. Byington, Esq.
                   Winthrop, Stimson, Putnam & Roberts
                         One Battery Park Plaza
                        New York, New York 10004
                        Tel. No. (212) 858-1102
          -----------------------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                                               CALCULATION OF REGISTRATION FEE
<CAPTION
                                                              Proposed Maximum     Proposed Maximum
      Title of Securities                    Amount to be      Offering Price    Aggregate Offering       Amount of
      to be Registered                        Registered         Per Share             Price          Registration Fee6/
----------------------------------------   ----------------   ---------------    -----------------   -----------------
Common Stock, par value $.10 per share1/   525,000 shares3/       $31.66/4         $16,621,500.00        $0

Deferred Compensation Obligations2/        $14,000,000.00         100%             $16,621,500.00/5      $4,620.78


1.  Includes rights to purchase shares of common stock under the Company's Rights Agreement.

2.  The Deferred Compensation Obligations are unsecured obligations of FirstEnergy Corp. to pay deferred compensation in the future in accordance with the terms of the FirstEnergy Corp. Executive Deferred Compensation Plan and the Amended FirstEnergy
Corp. Deferred Compensation Plan For Directors.

3.  This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as the result of, stock splits, stock dividends or similar transactions.

4.  Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share is based on the reported average of the high and low prices for FirstEnergy Corp Common Stock on the New York Stock Exchange on
June 16, 1999.

5.  Estimately solely for purposes of determining the registration fee in accordance with Rule 457(i).

6.  Pursuant to Rule 457(i), the registration fee is calculated solely on the basis of the proposed offering price of the
Deferred Compensation Obligations, which may convert to FirstEnergy Corp. Common Stock at distribution.  Filing fee was paid in full at time original Registration Statement was filed.


     FirstEnergy Corp. (the "Registrant") is filing this Post Effective Amendment No. 1 to Form S-8 Registration Statement to amend the cover page thereto to reflect the actual filing fee paid by the Registrant pursuant to Rule 457(i) in connection with the registration of the convertible Deferred Compensation Obligations thereunder.

                               SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in The City of Akron and State of Ohio, on the 22nd day of June, 1999.


                                 FIRSTENERGY CORP.

                                 By  /s/ Nancy C. Ashcom
                                     -------------------
                                     Nancy C. Ashcom
                                     Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                         TITLE                         DATE
----                         -----                         ----

*                            Chairman of the Board        June __, 1999
--------------------------
(Willard R. Holland)

*                            President, Chief Executive   June __, 1999
--------------------------     Officer and Director
(H. Peter Burg)

*                            Vice President, Chief        June __, 1999
--------------------------    Financial Officer
(Richard H. Marsh)

*                            Controller                   June __, 1999
--------------------------
(Harvey L. Wagner)

*                            Director                     June __, 1999
--------------------------
(Dr. Carol A. Cartwright)

*                            Director                     June __, 1999
--------------------------
(William F. Conway)

*                            Director                     June __, 1999
--------------------------
(Robert L. Loughhead)

NAME                         TITLE                         DATE
----                         -----                         ----

*                            Director                     June __, 1999
--------------------------
(Robert B. Heisler, Jr.)

*                            Director                     June __, 1999
--------------------------
(Russell W. Maier)

*                            Director                     June __, 1999
--------------------------
(Glenn H. Meadows)

*                            Director                     June __, 1999
---------------------------
(Paul J. Powers)

*                            Director                     June __, 1999
---------------------------
(Robert C. Savage)

*                            Director                     June __, 1999
---------------------------
(George M. Smart)

*                            Director                     June __, 1999
---------------------------
(Jesse T. Williams, Sr.)

*By: /s/ Nancy C. Ashcom     Attorney-in-Fact             June 22, 1999
     -------------------
     (Nancy C. Ashcom)